Exhibit 99.2

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

FOR IMMEDIATE RELEASE
Company Contact
May 19, 2011	Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169
Energizer Holdings, Inc. Closes Senior Notes Offering
St. Louis, MO, May 19, 2011...Energizer Holdings, Inc. (NYSE: ENR) announced today completion of its offering of $600 million aggregate principal amount of its 4.70% Senior Notes due 2021 in a private placement. The notes were priced at 99.992% of par value (before initial purchasers’ discount). Energizer intends to use the net proceeds to refinance approximately $575 million of outstanding indebtedness and for other general corporate purposes.
The notes were sold to qualified institutional buyers pursuant to Rule 144A (and outside the United States in reliance on Regulation S) under the Securities Act of 1933, as amended. The notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act or applicable state securities laws or applicable exemptions from registration requirements.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135(c) of the Securities Act.
Energizer Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer goods company operating globally in the broad categories of household and personal care products. Energizer’s Household Products Division offers consumers the broadest range of portable power solutions, anchored by our universally recognized Energizer(R) and Eveready(R) brands. Energizer’s Personal Care Division offers a diversified range of consumer products in the wet shave, skin care, feminine care and infant care categories. Our portfolio includes well established brand names such as Schick(R) and Wilkinson Sword(R) men’s and women’s shaving systems and disposables; Edge and Skintimate shave preparations; Playtex(R) tampons, gloves and infant feeding products; Banana Boat(R) and Hawaiian Tropic(R) sun care products and Wet Ones(R) moist wipes.